EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-110307)) and related prospectus of MakeMusic! Inc. for the registration of 2,327,687 shares of its common stock, and to the incorporation by reference therein of our report dated February 25, 2003 with respect to the consolidated financial statements of MakeMusic! Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota December 22, 2003	/s/ Ernst & Young LLP